Exhibit 99.1
NEWS RELEASE

July 1, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES DISCONTINUANCE OF SALES OF RUTLAND PROFESSIONAL GATE
OPENING SYSTEMS PRODUCTS AND RESIGNATION OF W. JOHN FREDERICK,
EXECUTIVE VICE PRESIDENT, SALES AND BUSINESS DEVELOPMENT
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced that it will discontinue sales of its Rutland Professional Gate Opening Systems products. The Company stressed that it will continue to sell and support its Zareba Systems brand of do-it-yourself automatic gate openers through existing retail channels.
“We made the difficult decision to exit the professionally installed gate operator market segment,” said Dale Nordquist, president and CEO of Zareba Systems. “This will allow us to better focus on our strengths in the do-it-yourself gate opener market and on the opportunities we have in our core business of electric fencing for animal control and in our electronic perimeter protection business.”
The Company will make various organizational changes because of the decision, including reducing personnel primarily associated with the support of the Rutland Professional Gate Opening Systems business.
In a related development, W. John Frederick, Executive Vice President, Sales and Business Development, resigned from the Company, effective June 27, 2008. Mr. Frederick’s duties included the Rutland Professional Gate Opening Systems business. The Company has no current plans to seek a replacement.
Mr. Nordquist said, “We thank John for his years of service to Zareba Systems and wish him well in his future endeavors.”
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those relating to opportunities in the Company’s core business of electric fencing for animal control and in its electronic perimeter protection business. Such risks and uncertainties include customer acceptance of our products and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions. Certain of these factors are described in more detail in our reports filed with the Securities and Exchange Commission.
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Contact:
Elaine Beckstrom
763-551-1125